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                                                                    EXHIBIT 8.1


                                                October 31, 1997



Ford Credit Auto Receivables Two L.P.
The American Road
Dearborn, Michigan 48121

        Re:     Ford Credit Auto Owner Trust 1996-B

Ladies and Gentlemen:

        We have acted as special tax counsel to Ford Credit Auto Receivables Two L.P., as Seller (the "Seller"), in connection with the issuance of the Class A-1 5.748% Asset Backed Notes (the "Class A-1 Notes"), the Class A-2 5.95% Asset Backed Notes (the "Class A-2 Notes"), the Class A-3 6.05% Asset Backed Notes (the "Class A-3 Notes"), the Class A-4 6.15% Asset Backed
Notes (the "Class A-4 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes, and the Class A-3 Notes, the "Class A Notes"), the Class B 6.40% Asset Backed Notes (the "Class B Notes" and, together with the Class A Notes, the "Notes"), and the 6.65% Asset Backed Certificates (the "Certificates") by Ford Credit Auto Owner Trust 1997-B (the "Trust") pursuant to the terms of,
(a) with respect to the Notes, an Indenture dated as of October 1, 1997 (the "Indenture") between the Trust and The Chase Manhattan Bank, as Indenture Trustee, and (b) with respect to the Certificates, an Amended and Restated Trust Agreement dated as of October 1, 1997 (the "Trust Agreement") between Ford Credit Auto Receivables Two L.P., as Depositor (the "Depositor") and PNC Bank, Delaware, as Owner Trustee (the "Owner Trustee"). The Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class B Notes will be sold to the underwriters (the "Note Underwriters") who are parties to an underwriting agreement (the "Note Underwriting Agreement") between the Depositor and Goldman, Sachs & Co. ("Goldman Sachs"), as representatives of the Note Underwriters. The Certificates will be sold to Goldman Sachs as Certificate Under-



















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Ford Credit Auto Receivables Two L.P.
October 31, 1997
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writers (the "Certificate Underwriter") pursuant to an underwriting agreement
(the "Certificate Underwriting Agreement") between the Depositor and Goldman Sachs.

     In this connection, we have examined and relied upon the Registration Statement on Form S-3, Registration No. 333-1245, filed with the Securities and Exchange Commission (the "SEC") on February 28, 1996 and Amendments No. 1 and No. 2 thereto (collectively, the "Registration Statement"), including the prospectus dated October 24, 1997 as supplemented by the prospectus supplement dated October 24, 1997 (the "Prospectus"), the Indenture, the Trust Agreement, the Purchase Agreement, the Sale and Servicing Agreement, the Administration Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and we have assumed that such documents will not be amended and that the parties to such documents will comply with the terms thereof.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Seller, the Servicer, the Underwriters, and others, including, in particular, (i) certain calculations performed by Goldman Sachs and (ii) a representation of the Servicer regarding the reasonableness of certain fees payable to it.

     In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended, and administrative rulings, judicial decisions, regulations, and such other authorities as we have deemed appropriate, all as in effect as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply
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Ford Credit Auto Receivables Two L.P.
October 31, 1997
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retroactively.  In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue
Service.

        We express no opinions as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

        Based upon and subject to the foregoing, we are of the opinion that the statements in the Prospectus under the heading "Summary--Tax Status" to the extent they relate to federal income tax matters and under the heading "Certain Federal Income Tax Consequences," subject to the qualifications set forth therein, accurately describe the material federal income tax consequences to holders of Notes and Certificates, under existing law and the assumptions stated therein.

        We consent to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the captions "Certain Federal Income Tax Consequences" and "Legal Opinions" in the Prospectus.


                                                Very truly yours,

                                                /s/ Skadden, Arps, Slate,
                                                     Meagher & Flom LLP